Exhibit 21

WRIGHT MEDICAL GROUP, INC.
LIST OF SUBSIDIARIES

1	.	Wright Medical Group, Inc. (USA)
2	.	Wright Medical Technology, Inc. (USA)
3	.	Wright Medical Capital, Inc. (USA)
4	.	Wright International, Inc. (USA)
5	.	White Box Orthopedics, LLC (USA)
6	.	KHC-WDM, LLC (USA)
7	.	Wright Medical Technology Canada Ltd. (Canada)
8	.	Wright Medical Japan, K.K. (Japan)
9	.	2Hip Holdings SAS (France)
10	.	Wright Medical Europe SAS (France)
11	.	Wright Medical Europe Manufacturing SA (France)
12	.	Wright Medical France SAS (France)
13	.	Wright Medical Italy Srl (Italy)
14	.	Wright Medical UK Limited (UK)
15	.	Wright Medical Instruments Limited (UK)
16	.	Wright Medical Germany GmbH (Germany)
17	.	Wright Cremascoli Ortho NV (Belgium)
18	.	Wright Medical Netherlands, B.V. (Netherlands)
19	.	Wright Medical EMEA, B.V. (Netherlands)
20	.	Wright Medical Europe, C.V. (Netherlands)
21	.	Wright Instruments, B.V. (Netherlands)
22	.	INBONE Technologies, Inc. (USA)
23	.	Wright Medical Australia Pty Ltd. (Australia)
24	.	Wright Medical Costa Rica S.A. (Costa Rica)
25	.	Wright Medical Brasil Importadora Ltda (Brazil)